SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Soliciting Material Pursuant to § 240.14a-12

CPI CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 20, 2005

DEAR FELLOW STOCKHOLDER:

          You are cordially invited to attend the 2005 Annual Meeting of Stockholders of CPI Corp.  The meeting will be held at 10:00 a.m. (CDT), Thursday, June 23, 2005, at the Company’s offices at 1706 Washington Avenue, St. Louis, Missouri 63103.  The enclosed Notice of Annual Stockholders Meeting and Proxy Statement describe the items to be voted on at the meeting.

          Your vote is important in the governance of CPI.  Please complete, date, sign and return the enclosed proxy card, whether or not you plan to attend the meeting.  If you subsequently decide to attend the meeting, you may vote your shares in person.

          We appreciate your participation in our Annual Meeting and your continued interest in our Company.

Sincerely,

By:	/s/ DAVID M. MEYER

David M. Meyer
Chairman of the Board of Directors

1706 Washington Avenue      •     St. Louis. Missouri     •     63103-1717     •     (314) 231-1575     •     www.cpicorp.com

NOTICE OF ANNUAL STOCKHOLDERS’ MEETING

TO CPI STOCKHOLDERS:

                    The Annual Meeting of the Stockholders of CPI Corp. (the “Company”) will be held on June 23, 2005, at 10:00 a.m. (CDT), at CPI Corp., 1706 Washington Avenue, St. Louis, Missouri 63103.  The items of business to be acted upon at this meeting are as follows:

1.	Election of a Board of Directors for the ensuing year;

2.	A proposal to increase the number of shares of common stock reserved for issuance under the CPI Corp. Restricted Stock Plan, as amended and restated as of April 14, 2005, by 200,000 shares;

3.	A proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 4, 2006; and

4.	Such other business as may properly come before the meeting or any adjournment thereof.

          The Board of Directors has specified May 6, 2005, at the close of business, as the record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the Annual Meeting.

          The Proxy Statement for the Annual Meeting is set forth on the following pages.

          We urge you to promptly sign, date, and return your Proxy even if you plan to attend the Annual Meeting.  You may also use the internet to vote by following the instructions on the enclosed proxy card.  If you do attend the meeting, you may vote your shares in person, thereby canceling the Proxy.  A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

By Order of the Board of Directors

By:	/s/ JANE E. NELSON

JANE E. NELSON
Secretary and General Counsel

Dated:  May 20, 2005

1706 Washington Avenue      •     St. Louis. Missouri     •     63103-1717     •     (314) 231-1575     •     www.cpicorp.com

i

CPI CORP.
1706 WASHINGTON AVENUE
ST. LOUIS, MISSOURI 63103

PROXY STATEMENT OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 23, 2005

Solicitation and Revocation of Proxy

          This Proxy Statement and the accompanying Proxy are being mailed on or about May 20, 2005, to holders of common stock of CPI Corp., a Delaware corporation (the “Company” or “CPI”), in connection with the solicitation of Proxies by the Board of Directors for the Annual Meeting of Stockholders to be held on June 23, 2005, at 10:00 a.m. (CDT), at the principal offices of CPI Corp., at 1706 Washington Avenue, St. Louis, Missouri 63103, or at any adjournment thereof (the “Annual Meeting”).  Proxies are solicited to provide all stockholders of the Company with the opportunity to vote.  Shares may only be voted at the Annual Meeting if the stockholder is present in person or represented by a Proxy.

          The cost of preparing, mailing, and soliciting Proxies will be borne by the Company.  In addition to this Proxy Statement, directors, officers and regular employees of the Company may solicit Proxies personally and by telephone, facsimile or other means for which they will receive no compensation in addition to their normal compensation.  Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of common stock held of record by such persons, and the Company may reimburse them for their reasonable out-of-pocket and clerical expenses.

          A stockholder giving a Proxy may revoke it by (i) delivering a written notice of revocation to the Secretary of the Company at the principal offices of the Company at the address set forth above at any time before the commencement of the Annual Meeting or any adjournment thereof; (ii) attending and voting at the Annual Meeting in person; or (iii) executing and delivering to the Secretary of the Company a Proxy bearing a date and time later than that of the Proxy to be revoked.  Revocation of a Proxy will not affect any vote previously taken.  If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record.

          The Annual Meeting has been called for the purposes set forth in the Notice of Annual Meeting (the “Notice”) to which this Proxy Statement is appended.  The Board of Directors does not anticipate that matters other than those described in the Notice will be brought before the Annual Meeting for stockholder action, but if any other matters properly come before the Annual Meeting, votes thereon will be cast by the Proxy holders in accordance with their best judgment.

Stockholder Proposals for 2006 Annual Meeting

          To be considered for inclusion in next year’s annual meeting proxy statement, stockholder proposals must arrive at the Company’s offices no later than the close of business on January 20, 2006.  Proposals should be addressed to the attention of the Company’s Secretary, 1706 Washington Avenue, St. Louis, Missouri 63103.

          Any proposal that is not submitted for inclusion in next year’s annual meeting proxy statement, but is instead sought to be presented directly at the 2006 annual meeting, must be received by April 5, 2006 to be considered at the 2006 annual meeting.  Notices of intention to present proposals at the 2006 annual meeting should be addressed to the attention of the Company’s Secretary, 1706 Washington Avenue, St. Louis, Missouri 63103.

Outstanding Shares and Voting Rights

          Only holders of common stock of the Company of record at the close of business on May 6, 2005, are entitled to notice of, and to vote at, the Annual Meeting.  Each share of common stock outstanding on the record date is entitled to one vote on all matters properly coming before the Annual Meeting.  As of the close of business on May 6, 2005, there were 7,850,297 shares of common stock issued and outstanding; a majority of these shares constitutes a quorum and must be present in person or by Proxy at the Annual Meeting to conduct business.

          When a Proxy is returned to the Company properly signed and dated, the persons designated as Proxies will vote the shares represented by the Proxy in accordance with the stockholder’s directions.  If a Proxy is signed, dated, and returned without specifying choices on one or more matters presented to the stockholders, the shares will be voted on such matter or matters as recommended by the Company’s Board of Directors.

          Unless you indicate to the contrary, the persons named in the accompanying Proxy will vote FOR:

(1)	the election as directors of the nominees named herein;

(2)	the proposal to increase the number of shares of common stock reserved for issuance under the CPI Corp. Restricted Stock Plan, as amended and restated as of April 14, 2005, by 200,000 shares; and

(3)	the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year ending February 4, 2006.

          Election of the directors of the Company and all other proposals will be determined by a majority of the votes cast thereon.  Proxies for shares marked “abstain” on a matter will be considered to be represented at the Annual Meeting, but not voted for those purposes.  Shares registered in the names of brokers or other “street name” nominees for which Proxies are voted on some but not all matters will be considered to be represented at the Annual Meeting, but will be considered to be voted only as to those matters actually voted.  If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of directors and the ratification of KPMG LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you.

Election of Directors (Proxy Item No. 1)

          The Company’s By-laws provide that the number of directors constituting the full Board of Directors shall be five.  The By-laws of the Company were amended on May 17, 2005 to reduce the size of the Board from seven to five.  The Nominating and Governance Committee recommended, and the Board of Directors concurred, that the five incumbent directors be re-elected as directors.  Each nominee will serve for a term of one year and thereafter until their successors are duly elected and qualified, or until his earlier death, resignation or retirement.

          Unless authority to vote is withheld, the enclosed Proxy will be voted for the election of the nominees as directors of the Company.  If any one or more of the nominees becomes unavailable for election, which is not anticipated, the holders of the Proxies, acting pursuant to the authority granted by the Proxies, will vote for such person or persons as may be designated by the Board of Directors.

          The name of each nominee, the nominees’ principal occupations, and certain other information is set forth below.  Each of the nominees first joined the Board in March 2004.

Name	Principal Occupation, Business Experience and Directorships	Age

James J. Abel	Mr. Abel serves as Executive Vice President, Secretary, Treasurer and Chief Financial Officer of The Lamson & Sessions Co., a diversified manufacturer and distributor of a broad line of thermoplastic electrical, consumer, telecommunications and engineered sewer products for major domestic markets. Mr. Abel has been an executive officer of The Lamson & Sessions Co. since December 1990 and a director since 2002.	59

Michael S. Koeneke	Mr. Koeneke is a Managing Member of Knightspoint Partners LLC, a firm which he co-founded in March 2003 that is engaged in the business of acquiring, holding or disposing of investments in various companies. From 1997 through 2002, Mr. Koeneke was the co-head and then the Chairman of Global Mergers and Acquisitions at Merrill Lynch & Co., Inc.	58

David M. Meyer	In October 2004, Mr. Meyer was appointed to the Company’s three-member interim Office of the Chief Executive. He has served as Chairman of the Board since April 2004. Since March 2003, he has served as a Managing Member of Knightspoint Partners LLC, a firm which he co-founded. From the Fall of 1995 through June 2002, Mr. Meyer served in various capacities in the investment banking department of Credit Suisse First Boston, most recently serving as a director in the Mergers and Acquisitions and Global Industrial and Services Groups in the firm’s London office.	36

Name	Principal Occupation, Business Experience and Directorships	Age

Mark R. Mitchell	Since July 1999, Mr. Mitchell has been employed by Ramius Capital Group, LLC, where he currently serves as a Managing Director and Head of Merger Arbitrage. From 1993 to 1999, he was a Managing Director of BT Alex Brown, Inc. where he was responsible for proprietary equity arbitrage trading in New York. Mr. Mitchell was an Associate Managing Director and a risk arbitrage trader at Wertheim Schroder & Co. from 1983 to 1993.	43

Turner White	Since May 2004, Mr. White has served as owner of White & Co., a consulting and investment firm located in Kansas City, Missouri. From May 2000 to May 2004, Mr. White served as President and Chief Executive Officer of Union Station Kansas City, Inc. He was a Vice President and East region general manager of Cell Net Data Systems, an investor-owned data management and metering supplier to the electric energy industry, from September 1998 through February 2000. From June 1989 to September 1998, Mr. White was Executive Vice President, Corporate Development, of Kansas City Power & Light Company.	56

          The Board of Directors recommends a vote “FOR” each of these nominees as directors.

Executive Officers

          Following is a list of the Company’s executive officers who are not directors, along with their respective ages, positions and descriptions of their professional experience.

Gary W. Douglass (54)

Member of the interim Office of Chief Executive, Executive Vice President, Finance/Chief Financial Officer and Treasurer of the Company.  Mr. Douglass joined the Company as Executive Vice President, Finance and Chief Financial Officer in April 2002.  He was elected Treasurer in June 2002 and appointed to the interim Office of the Chief Executive in October 2004.  From 1998 through 2001, he was Senior Vice President, Finance and Administration/Chief Financial Officer for DTI Holdings, a wholesale provider of voice and data transmission services based in St. Louis, Missouri.  Mr. Douglass served as Executive Vice President/Chief Financial Officer of Roosevelt Financial Group and Roosevelt Bank in St. Louis, Missouri, from 1995 to 1997.  He also held a broad range of management positions during his twenty-three year tenure with the St. Louis, Missouri office of the international firm of Deloitte and Touche, LLP, including Partner-in-Charge of Accounting and Auditing Services.

Thomas P. Gallahue (54)

Executive Vice President, Operations.  Mr. Gallahue joined CPI in April 2002 in the position of Vice President, Sales Development and Operations and was appointed to his current position in November 2002.  Prior to joining CPI, Mr. Gallahue enjoyed a thirty-year career with Sears, Roebuck & Co. where he held various positions, including Store Manager, Region Product Service Manager, Director of Sales Development for Home Appliances and District General Manager.

Stephen A. Glickman (60)

Executive Vice President, Studio Support and Development.  Mr. Glickman joined CPI in 1981 and has served in various positions including Vice President, Operations and Executive Vice President of CPI Home Services Division; Assistant to the President, Executive Vice President of Western Retail Operations and Eastern Retail Operations, Sears Portrait Studios; and Vice President of Marketing, Sears Portrait Studios.  He served as Executive Vice President, Marketing/Advertising from 2001 to 2003, when he was appointed Executive Vice President for the Company’s then existing ventures in mobile photography operations and portrait studios in Mexico.

John M. Krings (56)

Member of the interim Office of the Chief Executive, President and Chief Operating Officer of the Company.  Mr. Krings was appointed President and Chief Operating Officer of the Company in April 2004.  He also served as Acting Chief Executive Officer of the Company from April 2004 until October 2004, at which time he became a Member of the Office of the Chief Executive.  Mr. Krings joined the Company in October 2001, as Senior Executive Vice President, Operations and was promoted to President of the Portrait Studio Division and elected Vice President of the Company in 2002.  From 1993 to 2001, he held executive positions with Sears, Roebuck and Co., including Vice President and General Manager of Licensed Business; Vice President, Human Resources; and Vice President and General Manager, Product Services.

James M. Litwin (53)

Vice President of Marketing.  Mr. Litwin joined the Company in his current position in September 2004.  From January 2003 until he joined the Company, he was President of Clear Consulting, a marketing consulting firm.  Mr. Litwin served as Director of Database Marketing for News America Marketing from January 2001 until January 2003 and Director of Offline Commerce for MyPoints.com from October 1999 to January 2001.  He served as Senior Vice President for Strategic Planning of Wunderman/Y&R, an international advertising agency, from 1988 until 1999.

Jane E. Nelson (55)

General Counsel and Secretary of the Company.  Ms. Nelson joined the Company in 1988 as Assistant General Counsel and subsequently served as Associate General Counsel and Assistant Secretary.  She was promoted to her current position in 1993.

Ervin W. Schmitz (64)

Chief Information Officer.  Mr. Schmitz served as Vice President, Information Technology from December 1996 until February 2004, at which time he retired.  He rejoined the Company in his current position in January 2005.

Richard L. Tarpley (59)

Executive Vice President, Manufacturing.  Mr. Tarpley has served as Executive Vice President, Manufacturing since 1995.  Since joining the Company as Cost Control supervisor in 1970, he has held other positions within the manufacturing department, including Director of Cost Control and Vice President, Las Vegas Operations.

Security Ownership of Certain Beneficial Owners

          To the Company’s knowledge, based upon filings with the Securities and Exchange Commission, the following table sets forth beneficial owners of five percent (5%) or more of the common stock of the Company as May 6, 2005.

Name	Amount		Percent

Van Den Berg Management, Inc. (d/b/a Century Management)	1,613,901	(1)	20.6%
Knightspoint Group	1,026,173	(2)	13.1%
Barclays Global Investors, N.A.	591,059	(3)	7.5%
Foyston, Gordon & Payne Inc.	531,635	(4)	6.8%
New South Capital Management, Inc.	531,625	(5)	6.8%
Sheffield Asset Management, L.L.C.	433,135	(6)	5.5%

(1)

As reported on Amendment No. 1 to its Schedule 13D, filed January 5, 2005, Van Den Berg Management, Inc. (d/b/a Century Management) has sole voting and sole dispositive power with respect to 40,843 shares and shared voting and dispositive power with respect to 1,573,058 shares.  The address of the stockholder is 805 Las Cimas Parkway, Suite 430, Austin, Texas 78746.

(2)

As reported in Amendment No. 4 to its Schedule 13D, dated March 9, 2005.  Under the rules of the Securities and Exchange Commission, Knightspoint Partners, I, L.P., Knightspoint Capital Management I LLC, Knightspoint Partners LLC, David Meyer, a director and a member of the interim Office of the Chief Executive of the Company, Michael Koeneke, a director of the Company, Ramius Securities, LLC, Ramius Capital Group, LLC, C4S & Co., LLC, RCG Ambrose Master Fund, Ltd., Ramius Master Fund, Ltd., Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Ramius Advisors, LLC, Starboard Value & Opportunity Fund, LLC, Admiral Advisors, LLC and Jeffrey M. Solomon may be deemed to be members of a group (the “Knightspoint Group”) and, as a result, each of the members may be deemed to beneficially own shares of common stock beneficially owned by each of the other members.  Mark Mitchell, a director of the Company, is Managing Director and Head of Merger Arbitrage of Ramius Capital Group, LLC.  See also footnotes (d) through (f) of the table set forth below under the caption “Security Ownership of Management” for additional information regarding the ownership of these shares.  The address of the stockholder is 787 Seventh Avenue, 9th Floor, New York, New York 10019.

(3)

As reported on Schedule 13G, dated February 14, 2005.  Consists of 473,683 shares for which Barclays Global Investors NA has sole voting power and 497,955 shares for which Barclays Global Investors NA has sole dispositive power.  Also consists of 93,104 shares for which Barclays Global Fund Advisors has sole voting and dispositive power.  Both Barclays Global Investors, NA and Barclays Global Fund Advisors are subsidiaries of Barclays Bank PLC.  All shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.  The address of this stockholder is 45 Fremont Street, San Francisco, California 94105.

(4)	As reported on Amendment No. 1 to its Schedule 13D, dated March 11, 2005. The address of this stockholder is 151 Yonge Street, Suite 1208, Toronto, Ontario M5C 2W7.

(5)	As reported in its Amendment No. 12 to Schedule 13G, dated February 4, 2005. The address of this stockholder is 1100 Ridgeway Loop Road, Suite 444, Memphis, Tennessee 38120.

(6)

As reported on Schedule 13G, dated January 14, 2005.  Sheffield Asset Management, L.L.C. has shared voting power and shared dispositive power for all shares listed above.  Sheffield Partners, L.P. has shared voting and dispositive power for 188,872 shares.  Sheffield Institutional Partners, L.P. holds shared voting and dispositive power as to 112,179 shares and Sheffield International Partners, Ltd. has shared voting and dispositive power with respect to 132,084 shares.  The address of this stockholder is 227 W. Monroe St., Suite 4800, Chicago, IL  60606.

Security Ownership of Management

          Information is set forth below regarding beneficial ownership of common stock of the Company, as of May 6, 2005, by (i) each person who is a director and nominee; (ii) each person listed in the Summary Compensation Table set forth below and (iii) all directors and executive officers (including named executives) as a group.  Except as otherwise noted, each person has sole voting and investment power as to his or her shares.

Name	Amount		Percent

James J. Abel	3,402	(a)	*
Gary W. Douglass	23,287	(b)(c)	*
Tom Gallahue	15,823	(b)(c)	*
Stephen A. Glickman	5,391	(b)(c)	*
Michael S. Koeneke	986,751	(d)	12.6%
John M. Krings	53,118	(b)(c)	*
David M. Meyer	1,021,313	(e)	13.0%
Mark R. Mitchell	986,751	(f)	12.6%
Jane E. Nelson	5,058	(b)(c)	*
J. David Pierson	1,000	(g)	*
Richard L. Tarpley	8,322	(b)(c)	*
Turner White	2,430	(h)	*
Directors and executive officers as a group (15 persons)	1,153,840		14.7%

*Less than one percent.

(a)	Consists of restricted shares awarded in lieu of cash compensation for the 2005 Board retainer and committee chair retainers.

(b)

Includes the following shares which such persons have the right to acquire within 60 days after May 6, 2005, upon the exercise of employee stock options: Mr. Douglass: 20,000; Mr. Gallahue: 15,046; Mr. Glickman: 3,468; Mr. Krings: 50,000; Ms. Nelson: 2,912; Mr. Tarpley: 5,290; and executive officers as a group: 101,427.

(c)

Includes 287 shares for Mr. Douglass; 277 shares for Mr. Gallahue; 1,323 shares for Mr. Glickman; 618 shares for Mr. Krings; 977 shares for Ms. Nelson; 816 shares for Mr. Tarpley and 4,896 shares for executive officers as a group, all held under the CPI Corp. Employees’ Profit Sharing Plan and Trust.  The executives have neither voting power nor investment power with respect to these shares.

(d)

Consists of 2,430 restricted shares awarded in lieu of cash compensation for 2005 Board retainer and 102,321 shares of common stock owned by Knightspoint Partners I, L.P.  Mr. Koeneke is a Managing Member of the sole Member of the General Partner of Knightspoint Partners I, L.P. and has shared voting and dispositive power with respect to the 102,321 shares of common stock owned by Knightspoint Partners I, L.P. Also includes an aggregate of 882,000 shares of common stock owned by the Ramius related entities described in footnote (f) below, as to which Mr. Koeneke has no voting or dispositive power and as to which he disclaims beneficial ownership. Under the rules of the Securities and Exchange Commission, Mr. Koeneke may be deemed to be a member of the Knightspoint Group and, as a result, he may be deemed to beneficially own shares of common stock beneficially owned by each of the other members of the Knightspoint Group.

(e)

Consists of 20,161 shares of common stock held personally, 16,831 shares of restricted stock, including 2,430 restricted shares awarded in lieu of cash compensation for the 2005 Board retainer, and 102,321 shares of common stock owned by Knightspoint Partners I, L.P.  Mr. Meyer is a Managing Member of the sole Member of the General Partner of Knightspoint Partners I, L.P. and has shared voting and dispositive power with respect to the 102,321 shares of common stock owned by Knightspoint Partners I, L.P.  Also includes an aggregate of 882,000 shares of common stock owned by the Ramius related entities described in footnote (f) below, as to which Mr. Meyer has no voting or dispositive power and as to which he disclaims beneficial ownership. Under the rules of the Securities and Exchange Commission, Mr. Meyer may be deemed to be a member of the Knightspoint Group and, as a result, he may be deemed to beneficially own shares of common stock beneficially owned by each of the other members of the Knightspoint Group.

(f)

Includes 2,430 restricted shares awarded to Mr. Mitchell in lieu of cash compensation for 2005 Board retainer.  Mark Mitchell is a portfolio manager of RCG Ambrose Master Fund, Ltd. (“Ambrose”). As such, Mr. Mitchell makes day-to-day investment decisions with respect to the securities held in Ambrose. In addition, Mr. Mitchell trades on behalf of affiliates of Ambrose, including Starboard Value & Opportunity Fund, LLC, Ramius Securities, LLC and Ramius Master Fund, Ltd.  Currently, Ambrose, Ramius Securities, LLC, Ramius Master Fund, Ltd. and Starboard Value & Opportunity Fund, LLC, hold 882,000 shares of common stock in the aggregate (the “Ramius related entities”).  The investment advisor to Ambrose is Ramius Capital Group, LLC.  Ramius Securities, LLC is an affiliate and wholly owned subsidiary of Ramius Capital Group, LLC.  The investment advisor to Ramius Master Fund, Ltd. is Ramius Advisors, LLC, another affiliate and wholly owned subsidiary of Ramius Capital Group, LLC.  The managing member of Ramius Capital Group LLC is C4S & Co., LLC.  Mark Mitchell is a limited partner of C4S & Co., LLC. The managing member of Starboard Value & Opportunity Fund, LLC is Admiral Advisors, LLC whose sole member is Ramius Capital Group, LLC.  Mr. Mitchell does not have investment or voting control over shares held by any of Ambrose, Ramius Securities, LLC, Ramius Master Fund or Starboard Value & Opportunity Fund, LLC.  Also includes 102,321 shares of common stock owned by Knightspoint Partners I, L.P., as to which Mr. Mitchell has no voting or dispositive power and as to which he disclaims beneficial ownership.  Under the rules of the Securities and Exchange Commission, the Ramius related entities may be deemed to be members of the Knightspoint Group and, as a result, each of the members may be deemed to beneficially own shares of common stock beneficially owned by each of the other members of the Knightspoint Group.

(g)	Based on the most recent Form 4 filing of Mr. Pierson with the Securities and Exchange Commission.

(h)	Consists of restricted shares awarded in lieu of cash compensation for the 2005 Board retainer.

Section 16(a) Beneficial Ownership Reporting Compliance

          The federal securities laws require our directors and executive officers, and persons who own more than 10% of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership of any of the Company’s securities with the Securities and Exchange Commission, the New York Stock Exchange and the Company.

          Based solely upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, the Company believes that all of its directors and executive officers complied during fiscal year 2004 with their reporting requirements, with the exception of the following:  Ervin Schmitz, the Chief Information Officer of the Company was awarded restricted shares when he rejoined the Company on January 3, 2005.  His Form 4 was filed one day late on January 6, 2005, as a result of a clerical error.

Board and Committee Meetings

          In March 2004, the Knightspoint Group successfully completed a consent solicitation of the Company’s stockholders to remove seven of the nine members of the Company’s Board of Directors, decrease the size of the Board to eight directors and elect six Knightspoint Group nominees to the Board.  The change in composition of the Board of Directors constituted a change of control under some of the agreements pursuant to which the Company was a party (the “Change of Control”).  Prior to the Change of Control, the Board of Directors consisted of J. David Pierson, Edmond S. Abrain, James Clifford, Joanne Griffin, Lee Liberman, Nicholas Reding, Ingrid Otero-Smart, Martin Sneider and Virginia Weldon.  Upon the Change of Control, Messrs. Abrain, Liberman and Sneider and Madames Griffin, Otero-Smart and Weldon were removed from the Board and James Abel, Michael Koeneke, David Meyer, Mark Mitchell, Steve Smith and Turner White were elected to the Board.  Mr. Clifford resigned from the Board on April 16, 2004.  Mr. Meyer replaced Mr. Pierson as Chairman of the Board on April 26, 2004.  Mr. Pierson resigned from the Board on May 24, 2004, and Mr. Smith resigned on December 2, 2004.

          The Board of Directors has determined that all of the directors are independent, as that term is defined in the New York Stock Exchange Rules, except for David Meyer, who was independent until his appointment to the interim Office of Chief Executive in October 2004.  The Board specifically discussed Mr. Meyer’s and Mr. Koeneke’s business relationship as members of the Knightspoint Partners, L.P. and the Knightspoint Group and concluded that Mr. Koeneke remained independent following Mr. Meyer’s appointment to the interim Office of Chief Executive.  The Board also considered Mr. Mitchell’s participation in the Knightspoint Group and concluded that Mr. Mitchell remained independent upon Mr. Meyer’s appointment to the interim Office of the Chief Executive.

          During the fiscal year 2004, the Company’s Board of Directors met 16 times and acted by unanimous written consent on six occasions.  All directors attended more than 75% of all Board and Committee meetings that they were eligible to attend.  Non-employee directors conferred without management present as part of each regularly scheduled Board meeting.  Although the Company does not have a formal policy on attendance at annual stockholder meetings, the Company encourages each member of the Board to attend the annual meeting of stockholders.  All of our directors attended the 2004 Annual Meeting of stockholders.

          In fiscal year 2004, the Board of Directors had the following committees: Audit and Finance, Compensation, Nominating and Governance and Executive Committees.  The Board dissolved its Finance and Investment Committee on May 27, 2004, and its functions were transferred to the Audit Committee, which was then renamed the Audit and Finance Committee (the “Audit Committee”).

          The Audit Committee currently consists of James Abel (Chairman), Michael Koeneke and Turner White.  Until the Change of Control, James Clifford, Edmond Abrain, Lee Liberman and Martin Sneider served on the Audit Committee.  On April 8, 2004, James Abel, David Meyer and Steven Smith replaced Messrs. Abrain, Liberman and Sneider as members of the Audit Committee.  Mr. Clifford continued as Chairman until his resignation on April 16, 2004.  On that date, Mr. Abel was appointed to succeed Mr. Clifford as Chairman of the Audit Committee and Mr. Koeneke was appointed to serve on the Committee.  Mr. Meyer resigned from the Audit Committee on October 6, 2004, when he was appointed to serve in the interim Office of the Chief Executive.  Mr. Smith resigned from the Board and the Audit Committee effective December 2, 2004.  The Board of Directors has determined that all members of the Audit Committee are independent, as that term is defined in the New York Stock Exchange’s listing standards and the rules of the Securities and Exchange Commission, and that Mr. Abel qualifies as, and is designated, the Audit Committee financial expert.  The Committee held eight meetings during fiscal year 2004.

          The Audit Committee reviews annual and quarterly financial statements of the Company, selects and oversees the Company’s independent auditors and approves the scope of their work.  The Committee also evaluates recommendations of the auditors, recommends areas of review to the Company’s management, reviews and evaluates the Company’s accounting policies, reporting practices and internal controls and approves the annual internal audit plan.  The Committee has established procedures for reporting concerns about auditing or accounting practices to the Committee on an anonymous, confidential basis at www.openboard.info/cpy.  The Audit Committee also reviews and evaluates the Company’s investment policies and performance.  The Audit Committee’s functions are more fully described in its charter, as amended and restated June 9, 2004, attached hereto as Exhibit A.

          The Compensation Committee is comprised of Messrs. White (Chairman), Abel and Koeneke.  Until the Change of Control, Lee Liberman (Chairman), Edmond Abrain, Nicholas Reding and Joanne Griffin served as the Compensation Committee.  Turner White (Chairman), Michael Koeneke, David Meyer and Mark Mitchell were appointed to serve on the Committee on April 8, 2004.  Mr. Meyer resigned from the Compensation Committee on October 6, 2004 when he was appointed to serve in the interim Office of the Chief Executive.  The Board of Directors has determined that all of the members of the Compensation Committee are independent, as that term is defined in the New York Stock Exchange’s listing standards.

          The Compensation Committee held three meetings during the last fiscal year and acted by unanimous consent on one occasion.  The Compensation Committee reviews annually the performance of principal officers, establishes annual salaries and incentives for executive officers and reviews periodically the Company’s compensation and benefit plans.  The Compensation Committee also serves as the stock option committee under the Company’s 1991 Stock Option Plan and as the governing committee for the Restricted Stock Plan.

          The Nominating and Governance Committee is currently comprised of James Abel (Chairman), Michael Koeneke, Mark Mitchell and Turner White.  Until the Change of Control, Nicholas Reding (Chairman), Joanne Griffin and Virginia Weldon served as members of the Nominating and Governance Committee.  The Committee held seven meetings during fiscal year 2004.  The Committee is charged with nominating qualified members to serve on the Company’s Board of Directors and monitoring developments in governance of publicly-held companies.  The Nominating and Governance Committee considers educational background, business experience and the ability to complement the skills and experience of other Board members.  In making recommendations for the 2005 Annual Meeting of Stockholders, the Nominating and Governance Committee further considered each nominee’s involvement at Board meetings and strategic direction during the preceding year.  The Board of Directors has determined that all of the members of the Nominating and Governance Committee meet the independence requirements for companies listed on the New York Stock Exchange.

          The Nominating and Governance Committee will consider nominees recommended by stockholders.  Any stockholder who desires to recommend a prospective nominee should forward the name, address and telephone number of such prospective nominee, together with a description of the nominee’s qualifications and relevant business and personal experience, to the Company’s Secretary and, if relevant, comply with the procedures set forth above under the caption “Stockholder Proposals for the 2006 Annual Meeting”.  As described in the Company’s Corporate Governance Guidelines, each director must be independent under the criteria established by the New York Stock Exchange.

          On April 16, 2004, the Board of Directors established an Executive Committee and appointed Michael Koeneke, David Meyer and Mark Mitchell as its members.  Since October 6, 2004, Messrs. Meyer, Koeneke and White have composed the Executive Committee.  The Executive Committee, which met once in 2004, is authorized to carry out all the functions of the Board of Directors to the extent permitted under Delaware law.

          More detailed descriptions of the responsibilities of the Audit Committee, Compensation Committee and the Nominating and Governance Committee are set forth in the committee charters, which are available on the Company’s website at www.cpicorp.com.  The Company’s Code of Business Conduct and Ethics, which applies to all Company employees and directors, and the Company’s Corporate Governance Guidelines are also available on the website.

          Any stockholder who wishes to communicate with the Board or with individual directors may send his or her communication to the Company’s Secretary at 1706 Washington Avenue, St. Louis, Missouri, 63103.  The Secretary will forward the correspondence to the appropriate directors or, upon request, will provide mailing instructions for direct delivery.

Compensation of Directors

          In fiscal year 2004, each director who was not an officer of the Company received a quarterly retainer of $5,000, plus $1,200 for each Board and committee meeting he or she attended.  The Chair of each Board Committee received an additional annual retainer of $3,000.  For Board service in fiscal year 2004, the non-employee directors received the following total amounts in retainer and meeting fees: Edmond Abrain: $8,600; James Clifford: $11,000; Joanne Griffin: $8,600; Lee Liberman: $8,600; Ingrid Otero-Smart: $8,600; Nicholas Reding: $8,600; Martin Sneider: $8,600; Virginia Weldon: $8,600; James Abel: $50,921; Michael Koeneke: $44,921; David Meyer: $41,321; Mark Mitchell: $37,721; Steve Smith: $35,321; and Turner White: $44,321.  In addition, Messrs. Clifford and Reding each received $50,000 for their services in working with management and external advisors to manage the Company’s response to the consent solicitation by the Knightspoint Group.

          The CPI Deferred Compensation and Retirement Plan for Non-Management Directors (the “Directors’ Plan”) allows non-employee directors to defer receipt of retainers and meeting fees for each year of Board service.  All deferred amounts are payable in cash.  Compensation deferred by directors is converted to growth units (based on book value).  Non-dividend Growth Units are added to each deferral account annually to adjust for the effects of stock repurchases and other adjustments to equity.

          In addition, under the Directors’ Plan, each non-employee director may receive 800 Phantom Stock Rights upon completion of each year of service.  The value of each Phantom Stock Right as of the date of award is the fair market value of one share of common stock on the preceding date.  The value at maturity is equal to the average fair market value of the Company’s common stock for the six-month period immediately preceding maturity.  The Phantom Stock Rights matured and the deferred compensation accounts became payable in cash as a result of the Change of Control.  The following payments were made under the Directors’ Plan for accrued Phantom Stock Rights in fiscal year 2004: Edmond Abrain: $16,864; James Clifford: $16,864; Joanne Griffin: $16,864; Nicholas Reding: $101,184; Martin Sneider: $92,752; and Virginia Weldon: $16,864.  Upon the Change of Control, Mr. Liberman received $721,974 and Mr. Reding received $174,723 in deferred Board retainer and meeting fees under the Directors’ Plan.

Report of the Audit Committee

To Our Stockholders:

          In performing our duties, the Audit Committee has:

1.

reviewed and discussed with the Company’s management and KPMG LLP (“KPMG”), the Company’s independent registered accounting firm, the audited financial statements of the Company contained in the Company’s Annual Report to Stockholders for the fiscal year ended February 5, 2005, as well as quarterly financial statements, all prior to their issuance;

2.	discussed with KPMG, all matters required to be discussed by Statement of Auditing Standards No. 61 (Codification of Statement on Auditing Standards, AU § 380) as modified or supplemented;

3.	received from KPMG written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee, as modified or supplemented;

4.	discussed with KPMG its independence from the Company; and

5.

conducted its meetings allowing for executive sessions with the Company’s independent registered public accounting firm and with the Company’s internal auditors, in each case without the presence of the Company’s management.

          Among other things, the Audit Committee also oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics, conflicts of interest and the Company’s internal audit process.

          Based on the review and discussions described in 1 through 5 above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2004 for filing with the Securities and Exchange Commission.

          Further, the Audit Committee has appointed KPMG to audit the books of the Company for the fiscal year ending February 4, 2006, and we recommend that you ratify that appointment.

THE CPI CORP. AUDIT COMMITTEE

James Abel, Chairman                    Michael Koeneke                    Turner White

          The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference by any general statement incorporating by reference the Proxy Statement into another Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

Fees Paid to Independent Registered Public Accounting Firm

Audit Fees

          In fiscal year 2004, the Company paid $536,000 for KPMG’s audit of the Company’s annual financial statements and internal control over financial reporting, review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and the statutory audit of the Company’s Puerto Rican operations.  In fiscal year 2003, the Company paid $435,000 for KPMG’s audit of the Company’s annual financial statements, review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and the statutory audit of the Company’s Puerto Rican operations.  Fees paid in fiscal year 2003 include $200,000 for audit services provided in connection with responses to a Securities and Exchange Commission comment letter.

Audit-Related Fees

          The Company paid KPMG $17,000 in each of fiscal years 2004 and 2003 for audits of certain employee benefit plans.

Tax Fees

          No tax services were provided by KPMG during fiscal year 2004.  The Company paid KPMG $180,000 in fiscal year 2003 for review of its tax returns and the tax returns of its Canadian subsidiary, CPI Corp. (Canada), tax planning and other tax services, including international tax structuring.

All Other Fees

          The Company did not pay KPMG for any services other than those described above in either of the last two fiscal years.

Procedure for Approval of Non-Audit Services

          The Audit Committee has authorized the Chairman of the Audit Committee to pre-approve KPMG’s performance of non-audit services, provided that the Chairman reports any such pre-approval to the full committee at the next scheduled meeting.  Upon receipt of any request for pre-approval of non-audit services from management, the Chairman may accept or reject the request or submit the request to the entire Audit Committee for consideration.  All of the Audit-Related Fees in fiscal years 2004 and 2003 and Tax Fees in fiscal 2003 were approved by the Chairman in accordance with this procedure.  There were no non-audit services provided by KPMG during fiscal 2004.

Report of the Compensation Committee

          Fiscal year 2004 was one of transition for the CPI Board and Compensation Committee.   The current members of the Compensation Committee were appointed in April 2004, after annual salaries for the Chief Executive Officer and other members of the Company’s senior management team had been established, but before the completion of the annual incentive plan.    Following April 2004, the Compensation Committee undertook a review of the Company’s historical compensation practices and, with the assistance of independent compensation experts, evaluated alternatives to strengthen the alignment of management, employee and stockholder interests.   The Compensation Committee used a January 2004 report on compensation from an international executive compensation consulting firm to review its compensation program in fiscal year 2004 to ensure that it (i) aligns compensation with responsibility, (ii) provides for a competitive sharing of future increases in stockholder value with key executives and employees and (iii) is consistent with the Company’s strategic and financial goals.  The Compensation Committee also retained another independent compensation consultant to review the Company’s executive and Board compensation programs in fiscal year 2004.

          The Compensation Committee of the Board of Directors is composed solely of independent directors, as that term is defined in the New York Stock Exchange listing standards and Rule 16b-3 of the Securities Exchange Act of 1934. The Compensation Committee establishes the Company’s compensation strategy and policies and determines the nature and amount of all compensation for the Company’s executive officers.

          In fiscal year 2004, compensation for the named executives included base salaries, annual cash incentives, restricted stock and a deferred compensation program.  The Summary Compensation Table reflects the base salaries for the named executives in fiscal year 2004.  The annual bonus payments reflected in the Summary Compensation Table were guaranteed under Change of Control provisions of the named executives’ employment agreements that were entered into by the Company prior to fiscal year 2004.   Except for the restricted stock award to David Meyer for his service in the interim office of the Chief Executive, no options or restricted stock were granted to any of the executive officers.

          At the end of fiscal year 2004, the Company made discretionary awards in the total amount of approximately $200,000 to 100 employees on the basis of recommendations from the Office of the Chief Executive that many members of the CPI team had made significant contributions to moving the Company forward.  No named executive received an award from this pool.  More than 73% of the total amount awarded was made in the form of restricted stock that will not vest until the end of fiscal 2005.  The awards for fiscal year 2004 reflect the most fundamental principles of our compensation philosophy.  To the extent possible, the Compensation Committee intends to award compensation on the basis of:

•	individual and team performance as well as overall Company performance;
•	enhanced long-term value for stockholders; and
•	greater emphasis on at-risk compensation.

The Compensation Committee will also continue to consider other factors as it establishes compensation packages, including competitive forces, fairness, individual responsibilities and challenges and economic complexities.

Compensation of the Chief Executive Officer

          The base compensation for the Chief Executive Officer in fiscal year 2004 was established before the current members of the Compensation Committee were appointed.  When Mr. Pierson, the former Chief Executive Officer of the Company, resigned in April 2004, Mr. Krings became the Acting Chief Executive Officer, with no adjustment to his salary.  In October 2004, the Board created an interim Office of the Chief Executive composed of the Chairman of the Board, Mr. Krings and Mr. Douglass.  Mr. Krings’ and Mr. Douglass’ salaries remained the same.  The Board elected to compensate Mr. Meyer for his service in the Office of the Chief Executive in fiscal year 2004 in restricted stock that vests in equal monthly increments over the course of one year, commencing with the end of his first month of service in the interim office.  Mr. Meyer’s compensation reflects the Company’s commitment to aligning executive compensation with stockholder value.

Moving Forward:  Flexible, Performance Driven Compensation

          In April 2005, the Company adopted the CPI Corp. Performance Plan, which is an annual incentive plan that will be applied to a broad pool of employees.   This performance-driven plan promotes the compensation principles articulated above in three important respects.  First, overall annual plan payouts are determined based on a measure of the overall Company’s profit performance.  Second, individual participants in the plan are designated a percentage of the overall plan payout based on an assessment of their individual contributions.  Third, any payouts pursuant to the plan are anticipated to be heavily weighted toward equity-based compensation (specifically, restricted stock), allowing employees at multiple levels of the organization to participate in the long-term success of the Company thereby strengthening the alignment of their interests with those of stockholders.  Further review and oversight of the Compensation Program of the Company will be undertaken in 2005 to continue our ongoing plan of alignment of compensation with stockholder interests.

          In an effort to further align the interests of our Board with those of our stockholders, all of our members of the Board of Directors have elected to receive restricted stock in lieu of cash for their annual Board retainers for fiscal year 2005.  These choices demonstrate our commitment to and our faith in the future of our Company and should help set the tone for compensation as we recruit new leadership for the Company.

Compliance with IRC Section 162(m)

          Although the $1 million limitation on deductibility imposed by Section 162(m) has had limited application to compensation paid to the Company’s executives, the Compensation Committee’s goal is to preserve full deductibility of executive compensation.  In the future, however, the Compensation Committee may determine to adopt a compensation program that does not satisfy the conditions of Section 162(m) if in its judgment, after considering the additional costs of not satisfying Section 162(m), such program is appropriate.

THE CPI CORP. COMPENSATION COMMITTEE

Turner White, Chairman                    James Abel                    Michael Koeneke

          The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into another Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

Compensation Committee Interlocks and Insider Participation

          During fiscal year 2004, no executive officer of the Company served on the Board of Directors or compensation committee of any other corporation with respect to which any member of the Compensation Committee was engaged as an executive officer.  No member of the Compensation Committee was an officer or employee of the Company during fiscal year 2004, and no member of the Compensation Committee was formerly an officer of the Company.

Compensation of Executive Officers

Summary Compensation Table

          The following table sets forth the compensation of each of the persons who served as a chief executive officer of the Company in fiscal year 2004 and the Company’s four most highly paid executive officers, other than the persons who served as chief executive officer, who were serving as executive officers at the end of fiscal year 2004 (“named executives”) for each of the last three years:

		Annual Compensation($)					Long Term Compensation

Name & Principal Position	Year	Salary	Bonus		Other Annual Compensation		Restricted Stock Awards ($)		Securities Underlying Options(#)		All Other Compensation ($)

David M. Meyer Chairman and Member of the interim Office of the Chief Executive	2004 2003 2002	— — —	— — —		— — —		174,938 — —	(1)	— — —		— — —
John M. Krings President, Chief Operating Officer and Member of the interim Office of the Chief Executive	2004 2003 2002	365,000 372,019 350,000	115,895 — 115,895	(2)	— — 28,378	(5)	— — —		— — —		685,917 4,516 3,358	(3) (4) (6)
Gary W. Douglass Executive Vice President Finance/Chief Financial Officer and Member of the interim Office of the Chief Executive(8)	2004 2003 2002	275,000 280,288 198,462	63,577 — 63,577	(2)	— — —		— — —		— — 20,000	(7)	3,019 3,598 504	(3) (4) (6)
Richard L. Tarpley Executive Vice President, Manufacturing	2004 2003 2002	208,000 212,000 200,000	39,735 — 39,735	(2)	— — —		— — —		— —		2,713 3,325 3,259	(3) (4) (6)
Thomas P. Gallahue Executive Vice President, Operations(8)	2004 2003 2002	205,000 208,943 157,500	67,285 30,000 82,285	(2)(9) (9) (9)	— 4,752 17,208	(5) (5)	— — —		— — 15,046	(7)	325,519 3,393 437	(3) (4) (6)
Stephen A. Glickman Executive Vice President, Studio Support and Development	2004 2003 2002	192,500 196,202 182,115	36,755 — 36,755	(2)	— — —		— — —		— — —		2,478 4,067 3,053	(3) (4) (6)
Jane E. Nelson General Counsel and Secretary of the Company	2004 2003 2002	195,000 167,867 148,000	29,404 — 29,404	(2)	— — —		— — —		— — —		2,489 3,363 1,928	(3) (4) (6)
J. David Pierson Former Chairman and Chief Executive Officer and President (10)	2004 2003 2002	175,000 565,673 525,000	— — 208,611		— — —		— — —		— — —		26 89 84	(3) (4) (6)

(1)

Mr. Meyer was appointed to the interim Office of the Chief Executive on October 6, 2004.  In recognition of his service in this position and his involvement in the day-to-day management of the Company, the Board of Directors awarded him 34,562 shares of restricted stock under the Company’s Restricted Stock Plan.  The amount in the table reflects the prorated value of this award (11,647 shares) for the period of service in fiscal year 2004.  The aggregate value of the shares of restricted stock at the end of fiscal year 2004 was $179,713.

(2)

Includes a guaranteed bonus following the Change of Control, which has been paid to Messrs. Glickman and Tarpley, and which has not been paid to Messrs. Douglass, Gallahue, Krings and Ms. Nelson due to continuing negotiations regarding structure and payment.

(3)

Life insurance premium of $816 for Mr. Douglass, $816 for Mr. Gallahue, $275 for Mr. Glickman, $102 for Mr. Krings, $286 for Ms. Nelson, $510 for Mr. Tarpley and $26 for Mr. Pierson; and employer contribution of stock to the Company’s profit sharing (401(k)) plan equal to: $2,203 for each of Messrs. Douglass, Gallahue, Glickman, Krings and Tarpley and Ms. Nelson.  Mr. Gallahue and Mr. Krings negotiated a settlement of the death, disability and supplemental retirement provisions of their respective employment agreements in 2004 pursuant to which Mr. Gallahue received $322,500 and Mr. Krings received $683,612.

(4)

Consists of life insurance premiums of $712 for Mr. Douglass, $712 for Mr. Gallahue, $240 for Mr. Glickman, $89 for Mr. Krings, $135 for Ms. Nelson,  $445 for Mr. Tarpley, and $89 for Mr. Pierson; and employer contribution of stock to the Company’s Profit Sharing (401(k)) Plan in the amount of $2,886 for Mr. Douglass $2,681 for Mr. Gallahue, $3,827 for Mr. Glickman, $4,427 for Mr. Krings, $3,228 for Ms. Nelson and $2,880 for Mr. Tarpley.

(5)	Consists of a tax gross up for reimbursement of moving expenses.

(6)

Life insurance premium of $504 for Mr. Douglas, $437 for Mr. Gallahue, $202 for Mr. Glickman, $84 for Mr. Krings, $420 for Mr. Tarpley, $245 for Ms. Nelson  and $84 for Mr. Pierson; and employer contribution of stock to the Company’s profit sharing (401(k)) plan in the amount of  $2,851 for Mr. Glickman, $3,274 for Mr. Krings, $2,839 for Mr. Tarpley and $1,683 for Ms. Nelson.

(7)

Options awarded upon commencement of service and promotion.  All options vested upon the Change of Control.  Mr. Douglass’ options are exercisable at $16.50 per share.  Mr. Gallahue has 5,000 shares exercisable at $17.00 per share and 10,046 shares exercisable at $12.96 per share.

(8)	Mr. Douglass and Mr. Gallahue joined the Company in April 2002.

(9)	Includes a signing bonus of $25,000 in 2002 and retention payments in the amount of $25,000 for 2002, $30,000 for 2003 and $35,000 for 2004.

(10)	Mr. Pierson left the Company on April 26, 2004.

Stock Option Grants

          No stock options were granted or awarded in fiscal year 2004.

Total Option/SAR Exercises in Fiscal Year 2004 and Fiscal Year-End Option/SAR Values

          The following table sets forth information concerning option exercises in fiscal year 2004, and options remaining unexercised at February 5, 2005, by the individuals named in the Summary Compensation Table (the “named executives”).  No options were exercised in fiscal year 2004 by the named executives and no SARs were outstanding in fiscal year 2004.

Name	Number of Unexercised Options/SARs at Fiscal Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-The- Money Options at Fiscal Year-End ($) Exercisable/ Unexercisable (1)

David M. Meyer	—	—
John M. Krings	50,000/—	$53,000/—
Gary W. Douglass	20,000/—	—
Richard L. Tarpley	5,290/—	—
Thomas P. Gallahue	15,046/—	$24,814/—
Stephen A. Glickman	3,468/—	—
Jane E. Nelson	2,912/—	—
J. David Pierson	—	—

(1) Exercisable options carry an exercise price from $12.96 to $25.94.  As of fiscal year end, market value per share was $15.43 based on the closing price on the New York Stock Exchange for February 4, 2005.

Pension Plan Table

          The following table shows the estimated annual pension benefit payable to a covered participant at normal retirement age (65) under the Company’s qualified Retirement Plan and Trust.  (All dollar amounts in the chart are annualized.)

Years of Service

Remuneration	10	15	20	25	30	35	40

$ 25,000	$2,500	$3,750	$5,000	$6,250	$7,500	$8,750	$10,000
$ 50,000	$5,000	$7,500	$10,000	$12,500	$15,000	$17,500	$20,000
$ 75,000	$7,500	$11,250	$15,000	$18,750	$22,500	$26,250	$30,000
$ 100,000	$10,000	$15,000	$20,000	$25,000	$30,000	$35,000	$40,000
$ 125,000	$11,071	$16,607	$22,143	$27,679	$33,214	$38,750	$44,286
$ 150,000	$12,143	$18,214	$24,286	$30,357	$36,429	$42,500	$48,571
$ 175,000	$13,214	$19,821	$26,429	$33,036	$39,643	$46,250	$52,857
$ 200,000	$14,286	$21,429	$28,571	$35,714	$42,857	$50,000	$57,143

          The Company maintains a defined benefit Retirement Plan (the “Retirement Plan”) for all qualifying employees of the Company.  As of the end of fiscal year 2004, the years of credited service for purposes of computing retirement benefits under the Retirement Plan for the executive officers listed in the Summary Compensation Table are as follows: Mr. Krings - 3, Mr. Douglass -2, Mr. Tarpley 34, Mr. Gallahue - 2, Mr. Glickman - 23 and Ms. Nelson - 16.

          The Retirement Plan entitles a participant to a normal monthly retirement benefit upon retirement at or after age 65 equal to 1% of average monthly gross earnings (including base salary and bonus) from and after January 1, 1998, multiplied by the number of years of the participant’s service.  Until 2002, the maximum annual compensation recognized in computing benefits was $100,000.  Commencing with 2002, the maximum annual compensation recognized in computing benefits increased to $200,000, as adjusted by the Internal Revenue Service for cost-of-living increases in future years.

          In lieu of a monthly retirement benefit, a participant may elect to convert to a contingent annuitant option (which provides retirement benefits payable to the participant during his or her lifetime and to his or her beneficiary after the participant’s death), or to an option for life annuity with a guaranteed number of monthly payments, payable first to the participant, with any remaining amounts payable to his or her beneficiary.  The Retirement Plan provides for a reduced benefit for early retirement beginning at age 55.  Benefits are fully vested after five years of service.  The Company periodically makes actuarially determined contributions to the Retirement Plan.  No deductions are made for social security benefits.

          Effective April 1, 2004, the Company amended the Retirement Plan to implement a freeze of future benefit accruals under the Retirement Plan, except for employees with at least ten years of service who attained age 50 as of April 1, 2004, who were “grandfathered” and whose benefits will continue to accrue.  Five employees who met the minimum age and years of service to be grandfathered were excluded from the “grandfathering provision” as a result of discrimination testing that required exclusion of highly compensated employees (“HCE”).  A non-qualified plan was established to provide the equivalent benefits for the five HCE’s. Messrs. Krings, Douglass and Gallahue were among the employees whose benefits accruals were frozen as of April 1, 2004.  Mr. Tarpley, Mr. Glickman and Ms. Nelson were among the HCE’s who will recognize the benefit of continuing accruals through the non-qualified supplemental plan.

          The executive officers listed above are also entitled to receive supplemental retirement benefits pursuant to their employment agreements, as discussed more fully below.

Employment Contracts, Termination of Employment and Change of Control Arrangements

          The Company has employed the named executives under employment agreements that establish base compensation, bonus and remuneration in the event of a Change of Control.  The employment agreements also provide that termination of employment of any of the named executives, other than for cause after a Change of Control, requires the Company to make a lump sum payment equal to 200% of their respective highest base salaries.

          The employment agreements provide that after a Change of Control, the executive’s position, authority and responsibilities, type of work and status and stature of people with whom asked to work, shall be comparable to that immediately prior to the Change of Control.  The employment agreements also provide that following a Change of Control, the executive is entitled to a base salary at least equivalent to that in effect immediately prior to the Change of Control and with a bonus at least equal to the highest bonus he or she received during any of the three fiscal years preceding the Change of Control.  For any employment period following a Change of Control, the executive is also entitled to continue to participate in compensation plans and programs and benefit plans on a basis that is at least equivalent to those provided before the Change of Control.

          The employment agreements for the named executives provide for supplemental retirement benefits that vest at the rate of 10% for each year of service.  The maximum benefit is 40% of the highest base salary from and after fiscal year 1997, not to exceed $150,000 annually, for twenty years.  These payments commence on the later of (i) age 65 or (ii) the date of retirement.  The employment agreements provide that if an executive’s employment terminates following a Change of Control the executive will be deemed fully vested with regard to supplemental retirement benefits.  As reflected in the Summary Compensation Table, Messrs. Krings and Gallahue negotiated amendments to their employment agreements to settle the death, disability and supplemental retirement provisions.

          Certain of the Company’s employee benefit plans provide for acceleration of the payment of benefits upon a Change of Control, including the Restricted Stock Plan, the Deferred Compensation and Stock Appreciation Rights Plan, the Key Executive Deferred Compensation Plan and the Stock Option Plan.  If any such accelerated benefits plus the severance amounts payable in the event of a Change of Control result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code or any similar tax, each named executive is also entitled to the amount of the tax.  In the event of a Change of Control, deferred compensation accounts are valued at the amount deferred, net of payments made, plus (i) the greater of average treasury bond rate for the deferral years, reduced by dividend equivalents previously paid or (ii) enhanced book value.  Under deferred compensation plans, enhanced book value means book value multiplied by a fraction, the numerator of which is the average consideration per share of common stock received by stockholders pursuant to stock sales or other transactions which resulted in the Change of Control and the denominator of which is the average fair market value of a share of common stock over the 30 day period immediately preceding the announcement of the transactions which resulted in the Change of Control.

Performance Graph

          The following graph compares the five-year cumulative returns of $100 invested in (a) the Company (“CPY”), (b) the Standard & Poor’s 500 Index (“S&P 500”), and (c) the Russell 2000 Index (the “Russell 2000”), assuming the reinvestment of all dividends.  The measurement dates for the purposes of determining the stock price of the Company correspond to the fiscal year end (i.e., the first Saturday in February of each year reflected).  The Russell 2000 index was selected because it encompasses similarly-sized companies to the Company.  The corresponding measurement dates for the S&P 500 and the Russell 2000 are January 31st of each of the years reflected.

	2000	2001	2002	2003	2004	2005

CPY	100.00	86.42	67.87	63.71	103.37	75.16
S& P 500	100.00	99.13	83.17	64.15	86.11	91.39
Russell 2000	100.00	103.81	100.16	78.43	123.62	134.34

Approval of Amendment to CPI Corp. Restricted Stock Plan (Proxy Item No. 2)

Background

          The Board of Directors recommends approval of an amendment to the CPI Corp. Restricted Stock Plan, as amended and restated as of April 14, 2005 (the “Plan”), to increase the number of shares of common stock reserved under the Plan by 200,000 shares.

          The Board of Directors believes the Plan provides an effective means to strengthen the alignment of employees and non-employee directors with stockholders and correlate compensation with achievement of strategic and operational objectives established under the leadership of the Board of Directors.  In the course of the past year, the Compensation Committee, with the concurrence of the full Board of Directors, has awarded restricted stock to attract employees in key positions and recognize the exceptional performance of 43 employees.  Most recently, the Board approved a policy to allow non-employee directors to elect receipt of restricted stock in lieu of cash compensation for Board and Committee Chair retainers.  Pursuant to their elections, all of the current directors received restricted stock instead of the cash retainers as follows: Mr. Abel: 3,402 shares (in lieu of Annual Board and Committee Chair retainers); Mr. Koeneke: 2,430 shares; Mr. Meyer: 2,430 shares; Mr. Mitchell: 2,430 shares; Mr. White: 2,430 shares.  Stockholders approved participation of non-employee directors in the Plan at the 2004 Annual Meeting of Stockholders.

          The Board believes that additional shares are required to ensure sufficient availability of shares in the next few years to attract a new Chief Executive Officer, reward exceptional performance of key employees and allow for the continued payment of non-employee directors in restricted stock, thus further strengthening their alignment with stockholders.

Additional Shares

          Since the Plan was first established in 1988, a total of 260,009 shares of restricted stock have been awarded under the Plan.  As of May 6, 2005, only 89,991 shares remain eligible to be awarded under the Plan, thus constraining the Board’s ability to provide meaningful long-term incentives to align the interests of employees, non-employee directors and stockholders.

          As of the date of this Proxy Statement, the actual awards that may be made to the named executives and other participants cannot be determined.

          A summary of the principal features of the Plan is provided below, but is qualified in its entirety by reference to the full text of the Plan.  A copy of the Plan is available from the Company’s Secretary at the address set forth on the cover of this Proxy Statement.

Plan Summary

          The Plan was adopted in January 1988 and became effective February 7, 1988.

          As amended and restated as of April 2, 1992, the Plan was approved and ratified by the stockholders of the Company at an annual meeting on June 13, 1992.  The Plan was subsequently amended and restated as of January 16, 1995 and April 14, 2005.  The Compensation Committee of the Company’s Board of Directors administers the Plan.

Award of Restricted Shares

          A total of 350,000 shares of the common stock of CPI Corp. have been reserved for issuance under the Plan.  The Compensation Committee determines the number of shares that are awarded to each recipient.

          The Compensation Committee may in its sole discretion set restrictions on the transfer of shares it awards to recipients.  When restrictions lapse, shares become freely transferable and a recipient receives a stock certificate evidencing the vested shares.

Performance Units

          The Plan allows for the award of Performance Units for up to approximately 20 employees.  The Compensation Committee may designate the participants to whom long-term performance units (“Performance Units”) are to be awarded and the number of units and the terms and conditions of each award of Performance Units.  Assuming Performance Criteria and other conditions established by the Compensation Committee are met, the Performance Units may be converted to common stock of the Company.  The number of shares awarded for each Performance Unit will be determined by the Compensation Committee and may be adjusted by the Compensation Committee based on comparison of actual performance to Performance Criteria and other terms and conditions specified by the Compensation Committee.

          Awards of restricted stock or Performance Units under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Internal Revenue Code, including, but not limited to, cash flow; cost; ratio of debt to debt plus equity; profit before tax; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; price of Company stock; return on net assets, equity or stockholders’ equity; market share; or total return to stockholders (“Performance Criteria”).  Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company. Any Performance Criteria may include or exclude Extraordinary Items. “Extraordinary Items” shall mean (i) extraordinary, unusual and/or nonrecurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) the impact of changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition.

          Performance Criteria shall be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Compensation Committee prior to the issuance of an award which is consistently applied and identified in the audited financial statements, including footnotes, or the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s annual report.

Term of Plan

          The Plan shall remain in effect until all stock subject to the Plan has been acquired by participants and released from all restrictions, provided, however, that the Plan shall not be in effect for more than 20 years.

Change of Control Provision

          The Plan includes a provision regarding the effect on the Plan of a Change of Control, as that term is defined in the Plan.  In the event of any Change of Control, all restrictions shall lapse on shares of restricted stock granted under the Plan, and such shares shall become freely transferable.  In addition, upon a Change of Control, such shares shall immediately be delivered to the Participants or their designated beneficiaries.

Voting and Dividend Rights

          Participants have full voting rights on restricted stock awarded under the Plan.  In addition, Participants also enjoy full dividend rights on such restricted stock.  Such dividends are paid currently or, at the discretion of the Committee, accumulated until the shares become freely transferable or are forfeited.  If all or part of a dividend is paid in shares, the new shares are subject to the same restrictions on transferability as the restricted shares that are the basis for the dividend.

Termination of Employment

          If a recipient’s employment with the Company is terminated for any reason other than death, disability, or normal retirement before his shares have ceased to be subject to any restriction, he will forfeit his interest in his restricted shares.  In the case of the involuntary termination of a recipient, the Compensation Committee may, in its sole discretion, waive the automatic forfeiture of any or all shares still subject to restrictions and may add such new restrictions to those shares, as it deems appropriate.  If a recipient’s employment with the Company is terminated due to Normal Retirement (as such term is defined in the Plan), the restrictions are automatically waived by the Compensation Committee and the shares become fully vested and immediately transferable.  If a recipient’s employment with the Company is terminated through early retirement, death or permanent and total disability, the Compensation Committee may, in its sole discretion, waive the restrictions remaining on any or all of the recipient’s shares.

Federal Income Tax Consequences

          Recipients are required to pay applicable federal, state and local withholding taxes at the time stock certificates are distributed to them under the Plan.  In the alternative, a participant may elect to recognize the income and pay all applicable taxes at the time of the grant of the restricted shares rather than on the distribution date.  Such an election must be reported to the Company.

          The Company has the right to deduct from all payments or distributions under the Plan any federal, state, or local taxes required by law to be withheld with respect to such payments or distributions. A recipient may be required to pay the Company the amount of any taxes the Company is required to withhold with respect to such shares.  In the alternative, and upon the request of a recipient, the Company may (but is not obligated to) retain from the shares to be distributed to such recipient the number of shares which, based upon the then fair market value of the shares, would satisfy the withholding taxes that are due, and, in such event, the Company would pay the withholding taxes in cash.

Amendment of the Plan

          The Board of Directors may terminate, modify or amend the Plan, except that a modification of the Change of Control provisions in any manner that would adversely affect the rights of Participants is prohibited.  Further, the Board cannot amend any other provision of the Plan in any manner that would adversely affect a prior award except with the consent of the recipient.

Other Matters

          The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.  The Plan is not a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended.  The fair market value of shares of common stock as of the record date, May 6, 2005, was $17.15 per share.

          The Board of Directors recommends a vote “FOR” approval of Item 2 to increase the number of shares of common stock available under the CPI Restricted Stock Plan as described above.

          The affirmative vote of a majority of the shares present in person or represented by Proxy at the Annual Meeting is required for approval of this proposal.  Proxies for shares marked “Abstain” will be considered to be represented, but not voted. Shares registered in the name of brokers or other “street name” nominees will also be considered represented at the meeting for purposes of a quorum but will be considered voted only if actually voted on Item No. 2.

Equity Compensation Plan Information

          The following table provides information as of February 5, 2005 regarding the number of shares of common stock that were issuable under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	229,470	$19.28	1,077,733	(1)
Equity compensation plans not approved by security holders (2)	—	—	80,232	(3)

Total	229,470	$19.28	1,157,965

(1)

Includes 921,242 shares reserved for issuance under the Company’s stock option plan, 147,052 shares reserved for issuance under the Company’s restricted stock plan and 9,439 shares reserved for issuance under the Company’s employees’ profit sharing plan.

(2)

The only plan not approved by security holders is the Company’s stock bonus plan. This plan was enacted in fiscal 1982 and is no longer active. The remaining awards granted under this plan vested in fiscal 2003.

(3)	Represents 80,232 shares reserved for issuance under the Company’s inactive stock bonus plan.

Ratification of Appointment of Independent Registered Public Accounting Firm (Proxy Item No. 3)

          The Audit Committee has selected KPMG, an independent registered public accounting firm, to audit the accounts of the Company and its subsidiaries for its current fiscal year ending February 4, 2006 (“fiscal year 2005”).  Although the appointment of independent registered public accounting firms is not required to be approved by the stockholders, the Board believes that stockholders should participate in the appointment through ratification.  If a majority of the stockholders voting do not ratify the appointment, the Audit Committee will reconsider the appointment.  A representative of KPMG LLP will be present at the Meeting and will be given the opportunity to make a statement and to answer questions any stockholder may have.

          The Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2005.

          The affirmative vote of a majority of the shares present in person or represented by Proxy at the Annual Meeting is required for ratification of this appointment.  Proxies for shares marked “Abstain” will be considered to be represented, but not voted. Shares registered in the name of brokers or other “street name” nominees will also be considered represented at the meeting for purposes of a quorum but will be considered voted only if actually voted on Item No. 3.

Other Information

          A list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at the meeting for any purpose germane to the meeting.  For ten days prior to the Annual Meeting, this stockholder list will also be available for inspection by stockholders at the Company’s offices at 1706 Washington Avenue, St. Louis, Missouri 63103, during regular business hours.

          Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the 2004 Annual Report may have been sent to multiple stockholders in your household.  If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker or other nominee.  Upon written or oral request to the Company’s Secretary, we will provide a separate copy of the 2004 Annual Report or Notice of Annual Meeting and Proxy Statement.

          The Company’s Annual Report to stockholders, including financial statements, was mailed simultaneously with this Proxy Statement on or about May 20, 2005, to stockholders of record as of May 6, 2005.

          A COPY OF THE COMPANY’S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K MAY BE OBTAINED WITHOUT CHARGE FROM THE SECRETARY OF THE COMPANY UPON WRITTEN REQUEST TO HER AT 1706 WASHINGTON AVENUE, ST. LOUIS, MISSOURI 63103.

By Order of the Board of Directors,

JANE E. NELSON
Secretary and General Counsel
Dated: May 20, 2005

EXHIBIT A

CPI CORP.

AUDIT AND FINANCE COMMITTEE CHARTER

Purpose

          The Audit and Finance Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, (4) the compliance by the Company with legal and regulatory requirements, (5) the Company’s investment performance, policies and strategy, and (6) the Committee is also charged with overseeing the measurement and monitoring of employee satisfaction with 401(k) service providers and making recommendations to the Board regarding the sound management of the Company’s financial resources.

          The Audit and Finance Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Committee Membership

          The Audit and Finance Committee shall consist of no fewer than three members, at least one of whom shall possess accounting or related financial management expertise and all of whom shall meet the independence and financial literacy requirements of the New York Stock Exchange.

          The members of the Audit and Finance Committee shall be appointed by the Board on the recommendation of the Nominating and Governance Committee and shall serve until their successors are appointed.  Audit and Finance Committee members may be replaced by the Board.

Committee Authority and Responsibilities

          1.          The Audit and Finance Committee shall have the sole authority and responsibility to appoint or replace the independent auditor, oversee the work of the independent auditor and shall approve all audit engagement fees and terms and all significant non-audit engagements with the independent auditor.  The independent auditor shall report directly to the Audit and Finance Committee.  The Audit and Finance Committee shall consult with management but shall not delegate these responsibilities.

          2.          The Audit and Finance Committee may form and delegate authority to subcommittees when appropriate.

          3.          The Audit and Finance Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Committee.  The Audit and Finance Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

          4.          The Audit and Finance Committee shall prepare an audit committee report, as required by the Securities and Exchange Commission, to be included in the Company’s annual proxy statement.

          5.          The Audit and Finance and Investment Committee shall regularly review and recommend to the Board a dividend policy.

          6.          The Audit Finance and Investment Committee shall review and monitor compliance with financing plans and asset and liability management.

          7.          The Audit and Finance and Investment Committee shall review and evaluate investment policies and performance for the Company’s pension and 401(k) plans, and corporate funds and make such recommendations as they deem necessary or appropriate to ensure sound management of the Company’s assets and the Company’s ability to meet employee plan obligations.

          8.          The Audit and Finance and Investment Committee shall discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

          9.          The Audit and Finance Committee shall meet with management, the internal auditors and the independent auditor in separate executive sessions at least quarterly.

          10.          The Audit and Finance Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or financial analysts who follow the Company.

          11.          The Audit and Finance Committee shall make regular reports to the Board.

          12.          The Audit and Finance Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

          13.          The Audit and Finance Committee shall annually review the Audit and Finance Committee’s own performance.

          14.          In fulfilling its responsibilities with regard to financial and disclosure matters, the Audit and Finance Committee shall:

A.

Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and certifications of the Chief Executive Officer and the Chief Financial Officer and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K;

B.

Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditors’ reviews of the quarterly financial statements and the certifications of the Chief Executive Officer and the Chief Financial Officer;

C.

Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls, the development, selection and disclosure or critical accounting estimates, and analyses of the effect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements;

D.

Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies;

E.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements;

F.

Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies;

G.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, discuss:

	i.	The adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management;

	ii.	The management letter provided by the independent auditor and the Company’s response to that letter; and

iii.

Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management

          15.          In fulfilling its responsibilities with regard to the oversight of the Company’s relationship with the independent auditor, the Audit and Finance Committee shall:

A.	Review the experience and qualifications of the senior members of the independent auditor team;

B.

Obtain and review a report from the independent auditor at least annually regarding (i) the auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (iii) any steps taken to deal with any such issues, and (iv) all relationships between the independent auditor and the Company;

C.

Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditor.  The Audit and Finance Committee shall present its conclusions to the Board and, if so determined by the Audit and Finance Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor;

D.

Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the lead audit partner more often than once every five years or even the independent auditing firm itself on a regular basis;

E.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who were engaged on the Company’s account;

F.	Discuss with the independent auditor issues on which they consulted with the national office regarding accounting matters and matters of audit quality and consistency.

G.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

          16.          In fulfilling its responsibilities with regard to oversight of the Company’s internal audit function, the Audit and Finance Committee shall:

A.	Review the appointment and replacement of the senior internal auditing executive;

B.	Review and approve the annual internal audit plan; and

C.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

          17.          In fulfilling its compliance oversight responsibilities, the Audit and Finance Committee shall:

A.	Discuss with the independent auditor, the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit;

B.	Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated;

C.

Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics;

D.	Review reports and disclosures of insider and affiliated party transactions;

E.

Establish procedures for the receipt, retention and treatment of complaints regarding the Company’s accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

F.	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics;

G.

Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies; and

H.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

          18.          The Audit and Finance Committee shall perform such other functions and duties as the Board may assign.

          19.          The Company shall provide appropriate finding, as determined by the Committee, for the payment of services provided by any registered public accounting firm and any advisors retained by the Committee.

Limitation of Audit and Finance Committee’s Role

          While the Audit and Finance Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit and Finance Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations.  These are the responsibilities of management and the independent auditor.

CPI CORP.

1706 WASHINGTON AVENUE
ST. LOUIS, MO 63103

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ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CPI Corp., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

CPICO1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CPI CORP.

A Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

01 - James J. Abel
02 - Michael S. Koeneke
03 - David M. Meyer
04 - Mark R. Mitchell
05 - Turner White

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's number on the line below.

____

B Issues

The Board of Directors recommends a vote FOR the following proposals.

In their sole discretion, the Proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment hereof.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing.

Signature 1 - Please keep signature within the box.

Signature 2 - Please keep signature within the box.

Signature 1 ________ Date ______

Signature 2 (for Joint Owners) ________ Date ______

Proxy - CPI Corp.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CPI CORP.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - JUNE 23, 2005

The undersigned, revoking all previous proxies, hereby appoints David M. Meyer and James J. Abel or either of them as Proxy or Proxies of the undersigned, each with the power to appoint his substitute, to vote, as designated on the reverse side, all of the shares of Common Stock of CPI Corp. (the "Company") held of record by the undersigned on May 6, 2005, at the annual meeting of stockholders to be held at 10 a.m. central daylight time on June 23, 2005, at CPI Corp., 1706 Washington Avenue, St. Louis, Missouri, 63103, and at any adjournment thereof.

This Proxy will be voted as specified in the spaces provided therefore or, if no such specification is made, it will be voted for the election of directors and for Items 2 and 3.

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE

(Continued and to be signed on reverse side.)